THE DREYFUS FAMILY OF FUNDS

                                Rule 18f-3 Plan

          Rule 18f-3 under the Investment Company Act of 1940, as amended

(the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

          The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed as

Schedule A attached hereto (each, a "Fund") which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

          1.   Class Designation:  Fund shares shall be divided into

Institutional Shares, Administrative Shares, Investor Shares and Participant

Shares, except as otherwise noted on Schedule A attached hereto.

          2.   Differences in Services:  The services offered to

shareholders of each Class shall be substantially the same, except for certain services provided to holders of Administrative Shares, Investor

Shares and Participant Shares pursuant to a Service Plan.

          3.   Differences in Distribution Arrangements:  Each Class of

shares shall be offered at net asset value to institutional investors,

particularly banks, acting for themselves or in a fiduciary, advisory,

agency, custodial or similar capacity.  No Class shall be subject to any front-end or contingent deferred sales charges.

          Administrative Shares, Investor Shares and Participant Shares

shall be subject to an annual distribution and service fee at the rate set forth on Schedule B attached hereto, pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

          Institutional Shares shall be subject to an annual service fee at the rate of up to .25% of the value of the average daily net assets of

Institutional Shares, pursuant to a Shareholder Services Plan.

          4.   Expense Allocation:  The following expenses shall be

allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

          5.   Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies specified from time to time.

Dated:         May 11, 1995
Revised:  November 4, 1999

                                   SCHEDULE A


Dreyfus Cash Management
Dreyfus Cash Management Plus, Inc.
Dreyfus Government Cash Management Funds
--Dreyfus Government Cash Management
--Dreyfus Government Prime Cash Management
Dreyfus Institutional Short Term Treasury Fund(1)
Dreyfus New York Municipal Cash Management
Dreyfus Municipal Cash Management Plus
Dreyfus Tax Exempt Cash Management
Dreyfus Treasury Cash Management
Dreyfus Treasury Prime Cash Management

                                   SCHEDULE B


                               Fee as a percentage
                               of average the daily
Name of Class                  net assets of the Class

Administrative Shares          .10%

Investor Shares                .25%

Participant Shares             .40%






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1    Institutional Shares and Investor Shares only.